EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-257876, 333-37585, 333-60966, 333-102587, 333-105814, 333-108658, 333-110103, 333-115759, 333-121612, 333-125208, 333-135029, and 333-194823) on Form S-3 and the Registration Statements (Nos. 333-239349, 333-225704, 333-30321, 333-30345, 333-54246, 333-106427, 333-119833, 333-134566, 333-160312, 333-160705, 333-164014, 333-176681, 333-202761 and 333-216692) on Form S-8 of Spectrum Pharmaceuticals, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. appearing in this Annual Report on Form 10-K of Spectrum Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Los Angeles, California
March 31, 2023